Exhibit 99.1

    U.S. Physical Therapy Announces Clinic Closings and Corporate
                            Staff Reduction

    HOUSTON--(BUSINESS WIRE)--Sept. 6, 2006--U.S. Physical Therapy, Inc. (NASDAQ:USPH), a national operator of physical and occupational therapy outpatient clinics, today announced that it has decided to close 26 unprofitable clinics and has reduced its corporate staff by 19 positions. The company will book a charge in the current quarter for closure costs and severance estimated to be $1.2 million after tax.
    Chris Reading, Chief Executive Officer, said "After extensive analysis we have made the decision to close our smallest, low patient volume, clinics. Many of these clinics are located in markets we do not feel can support an acceptable level of patient volume and profitability. As a result of these closures, we will focus our resources on facilities, and within markets, where we believe growth opportunities continue to exist."
    The 26 clinics to be closed are spread across 13 states. Through July the clinics to be closed saw on average approximately 6 patients per day per clinic as compared to an average of over 19 patients per day per clinic for the rest of U.S. Physical Therapy's 277 facilities.
    Larry McAfee, Chief Financial Officer, noted "the clinics to be closed generated less than $1.9 million in revenue in the first half of 2006. These clinics incurred losses, before management fees or corporate overhead allocation, totaling approximately $440 thousand after taxes during the six month period. Most of the locations are older non-partnership facilities."
    Mr. Reading said "The newer clinics we have opened in recent years have, in general, ramped up nicely. We remain a growth company. Management is firmly committed to continuing to open additional locations with strong clinician partners as well as to make further acquisitions."
    The annual savings from the corporate staff reduction is projected to exceed $600 thousand after taxes.
    Through the six months ended June 30, 2006, U.S. Physical Therapy reported revenues of $70.4 million and net income of $3.6 million or $.30 in earnings per diluted share.
    As noted, the Company estimates that these closures will result in the Company recognizing an aggregate pre-tax charge to earnings of approximately $2.0 million (after tax $1.2 million), net of the portion related to minority interest holders, for the current quarter. The charge consists of write-offs of leasehold improvements and assets of $326,000; write-off of goodwill of $69,000; accrual for lease obligations of $1.3 million and severance costs of $300,000. Of the total estimated $2.0 million pre-tax earnings charge, the Company estimates $1.6 million will result in future cash expenditures.

    Forward-Looking Statements

    This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as "believes", "expects", "intends", "plans", "appear", "should" and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to opening new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

    --  revenue and earnings expectations;

    -- general economic, business, and regulatory conditions including federal and state regulations;

    -- availability of qualified physical and occupational therapists;

    --  salary costs and personnel productivity;

    -- the failure of our clinics to maintain their Medicare certification status or changes in Medicare guidelines;

    -- competitive and/or economic conditions in our markets which may require us to close certain clinics and thereby incur closure costs and losses including the possible write-off or write-down of goodwill;

    -- changes in reimbursement rates or methods from third party payors including government agencies and deductibles and co-pays owed by patients;

    --  maintaining adequate internal controls;

    --  availability, terms, and use of capital;

    --  future acquisitions;

    --  weather and other seasonal factors.

    Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this report. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates outpatient physical and/or occupational therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc.
             Larry McAfee or Chris Reading, 713-297-7000 or
             Investors Relations:
             DRG&E
             Jack Lascar, 713-529-6600